                                                                      EXHIBIT 12

                          HARRAH'S ENTERTAINMENT, INC.
                             COMPUTATION OF RATIOS
                      (IN THOUSANDS, EXCEPT RATIO AMOUNTS)

                                      2001(A)      2000(B)      1999(C)      1998(D)      1997(E)
                                     ----------   ----------   ----------   ----------   ----------
RETURN ON REVENUES-CONTINUING
Income (loss) before extraordinary
  losses...........................  $  208,990   $  (11,344)  $  219,503   $  121,717   $  107,522
Revenues(f)........................   3,709,040    3,329,796    2,894,125    1,907,892    1,561,707
  Return...........................         5.6%        (0.3)%        7.6%         6.4%         6.9%

RETURN ON AVERAGE INVESTED CAPITAL
Income (loss) before extraordinary
  losses...........................  $  208,990   $  (11,344)  $  219,503   $  121,717   $  107,522
Add: Interest expense after tax....     159,236      141,394      121,846       72,707       48,233
                                     ----------   ----------   ----------   ----------   ----------
                                     $  368,226   $  130,050   $  341,349   $  194,424   $  155,755
                                     ==========   ==========   ==========   ==========   ==========
Average invested capital...........  $5,035,044   $4,488,288   $4,231,789   $2,426,028   $1,815,869
                                     ==========   ==========   ==========   ==========   ==========
  Return...........................         7.3%         2.9%         8.1%         8.0%         8.6%
                                     ==========   ==========   ==========   ==========   ==========
RETURN ON AVERAGE EQUITY
Income (loss) before extraordinary
  losses...........................  $  208,990   $  (11,344)  $  219,503   $  121,717   $  107,522
Average equity.....................   1,347,257    1,431,255    1,416,591      793,492      722,298
  Return...........................        15.5%        (0.8)%       15.5%        15.3%        14.9%
RATIO OF EARNINGS TO FIXED
  CHARGES(G)
Income (loss) before extraordinary
  losses...........................  $  208,990   $  (11,344)  $  219,503   $  121,717   $  107,522
Add:
  Provision for income taxes.......     126,737       15,415      128,914       74,600       68,746
  Interest expense.................     255,801      227,139      193,407      117,270       79,071
  Interest included in rental
    expense........................      21,226       15,819       10,801        9,718        7,692
  Amortization of capitalized
    interest.......................       1,422        1,595        1,359        1,444          606
  (Income) loss from equity
    investments....................        (148)     314,958       33,042        4,709         (473)
  Adjustment to include 100% of
    non-consolidated,
    majority-owned affiliate(h)....          --           --           --       12,254           --
                                     ----------   ----------   ----------   ----------   ----------
Earnings as defined................  $  614,028   $  563,582   $  587,026   $  341,712   $  263,164
                                     ==========   ==========   ==========   ==========   ==========
Fixed charges:
  Interest expense.................  $  255,801   $  227,139   $  193,407   $  117,270   $   79,071
  Capitalized interest.............       9,309        7,960       13,118        2,526        6,860
  Interest included in rental
    expense........................      21,226       15,819       10,801        9,718        7,692
  Adjustment to include 100% of
    non-consolidated,
    majority-owned affiliate(h)....          --           --           --       12,071           --
                                     ----------   ----------   ----------   ----------   ----------
Total fixed charges................  $  286,336   $  250,918   $  217,326   $  141,585   $   93,623
                                     ==========   ==========   ==========   ==========   ==========
  Ratio of earnings to fixed
    charges........................         2.1          2.2          2.7          2.4          2.8
                                     ==========   ==========   ==========   ==========   ==========

                          HARRAH'S ENTERTAINMENT, INC.
                             COMPUTATION OF RATIOS
                      (IN THOUSANDS, EXCEPT RATIO AMOUNTS)

                                      2001(A)      2000(B)      1999(C)      1998(D)      1997(E)
                                     ----------   ----------   ----------   ----------   ----------
COMPUTATION OF PROPERTY EBITDA(I)
Income from operations.............  $  580,965   $  282,738   $  481,037   $  287,846   $  213,532
Add/(less):
  Depreciation and amortization....     285,773      236,082      193,599      142,879      110,982
  Write-downs, reserves and
    recoveries.....................      22,498      226,106        2,235        7,474       13,806
  Project opening costs............      13,136        8,258        2,276        8,103       17,631
  Corporate expense................      52,746       50,472       42,748       37,890       27,155
  Headquarters relocation and
    reorganization costs...........          --        2,983       10,274           --           --
  Equity in (income) losses of non-
    consolidated affiliates........        (148)      57,935       43,467       14,989       11,053
  Venture restructuring costs......       2,524          400         (322)       6,013        6,944
  Amortization of intangible
    assets.........................      25,288       21,540       17,617        7,450        1,839
                                     ----------   ----------   ----------   ----------   ----------
Property EBITDA....................  $  982,782   $  886,514   $  792,931   $  512,644   $  402,942
                                     ==========   ==========   ==========   ==========   ==========

------------------------

(a) 2001 includes $22.5 million on pretax charges for write-downs, reserves and recoveries and $26.2 million of income from dispositions of nonstrategic assets and the settlement of a contingency related to a former affiliate. 2001 also includes the financial results of Harveys Casino Resorts from its July 31, 2001, date of acquisition.

(b) 2000 includes $220.0 million in pretax reserves for receivables not expected to be recovered from JCC Holding Company and its subsidiary, Jazz Casino Company, LLC, $6.1 million in pretax charges for other write-downs, reserves and recoveries and $39.4 million in pretax write-offs and reserves for our investment in, loans to and net estimated exposure under letters of credit issued on behalf of National Airlines, Inc. 2000 also includes the financial results of Players International, Inc. from its March 22, 2000, date of acquisition.

(c) 1999 includes $2.2 million in pretax charges for write-downs, reserves and recoveries and $59.8 million of gains from sales of our equity interests in nonconsolidated affiliates. 1999 also includes the financial results of Rio Hotel & Casino, Inc. from its January 1, 1999, date of acquisition.

(d) 1998 includes $7.5 million in pretax charges for write-downs and reserves and a $13.2 million gain on the sale of equity interests in a nonconsolidated restaurant subsidiary. 1998 also includes the financial results of Showboat, Inc. from its June 1, 1998, date of acquisition.

(e) 1997 includes $13.8 million in pretax charges for write-downs and reserves and a $37.4 million gain on the sale of equity in a New Zealand subsidiary.

(f) Revenues for years 1997 through 2000 have been restated to reflect the impact of implementing new accounting guidance issued in and effective for first quarter 2001, which requires the cost of the cash-back component of the Company's Total Rewards program to be treated as a reduction of revenues. Previously, these costs had been treated as a casino expense.

(g) As discussed in Note 12 to the Consolidated Financial Statements in the 2001 Harrah's Entertainment Annual Report, the Company has guaranteed certain third-party loans in connection with its casino development activities. The above ratio computation excludes estimated fixed charges associated with these guarantees as follows: 2001, $4.4 million; 2000, $5.7 million; 1999, $6.2 million; 1998, $7.9 million;
    and 1997, $7.8 million.

(h) For purposes of computing this ratio, "earnings" consist of income before income taxes plus fixed charges (excluding capitalized interest) and minority interests (relating to subsidiaries whose fixed charges are included in the computation), excluding equity in undistributed earnings of less than 50% owned investments. "Fixed charges" include interest whether expensed or capitalized, amortization of debt expense, discount or premium related to indebtedness and such portion of rental expense that we deem to be representative of interest. As required by the rules which govern the computation of this ratio, both earnings and fixed charges are adjusted where appropriate to include the financial results for the company's nonconsolidated majority-owned subsidiaries. Accordingly, 1998 has been adjusted to include the financial results and fixed charges of the East Chicago partnership from its June 1, 1998, date of acquisition.

(i) EBITDA consists of earnings before interest, taxes, depreciation and amortization. Property EBITDA consists of operating profit before depreciation and amortization, write-downs, reserves and recoveries and project opening costs. Property EBITDA is a supplemental financial measure used by management, as well as industry analysts, to evaluate our operations. However, property EBITDA should not be construed as an alternative to Income from operations (as an indicator of our operating performance) or to cash flows from operating activities (as a measure of liquidity) as determined in accordance with generally accepted accounting principles and presented in the accompanying Consolidated Financial Statements. All companies do not calculate EBITDA in the same manner. As a result, property EBITDA as presented by our Company may not be comparable to similarly titled measures presented by other companies.

                                       3